Exhibit 23.3

BDO	Tel : +852 2541 5041 Fax:+852 2815 2239 www.bdo.com.hk	25th Floor Wing On Centre 111 Connaught Road Central Hong Kong

Consent of Independent Registered Public Accounting Firm

SkyPeople Fruit Juice, Inc.
16/F, National Development Bank Tower
No. 2, Gaoxin 1st Road
Xi'an, Shaanxi Province 710075
People's Republic of China

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2010, relating to the consolidated financial statements of SkyPeople Fruit Juice, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/  BDO Limited
BDO Limited
Certified Public Accountants

Hong Kong, April 20, 2010

BDO Limited

BDO Limited, a Hong Kong limited company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent